Exhibit 99.1

Contact:	Kevin Young	Gene Fleming
	Polycom, Inc.	Verilink Corp.
	925/924-5706	256/327-2344
	kyoung@polycom.com	gfleming@verilink.com

POLYCOM SELLS NETWORK ACCESS PRODUCT LINE TO VERILINK CORPORATION

Sale includes all fixed assets and intellectual property rights to the leading NetEngine line of integrated access devices

PLEASANTON, Calif. and MADISON, Ala. — Jan. 29, 2003 — Polycom®, Inc. (NASDAQ: PLCM), a worldwide leader in the convergence of interactive voice, video, data and web communications, today announced the closing of an agreement with Verilink® Corporation (NASDAQ: VRLK), a leading supplier of WAN access solutions, in which Verilink will acquire all the fixed assets and intellectual property rights related to Polycom’s line of NetEngine™ integrated access devices (IADs) for up to $3 million.

Per the agreement, Verilink paid Polycom $1 million at the closing of the agreement and will pay an additional $250,000 upon the one-year anniversary of the closing and up to $1.75 million to be paid quarterly based upon 10 percent of the sales of NetEngine products. In addition, Verilink has agreed to purchase Polycom’s NetEngine related inventories on an as-needed basis.  The value of such inventory as of the closing date is approximately $1.9 million.

Also per the agreement, Verilink will honor all service and warranty obligations for existing NetEngine customers as of the closing of the agreement today (customer support: U.S. 800-285-2755; Intl. 256.327.2287). Many Polycom employees related to the NetEngine product line will be transferred to Verilink. Also per the agreement, Polycom received a license from Verilink for all the transferred intellectual property related to the NetEngine product line.

“We are pleased with the sale of the NetEngine product line to Verilink, which is a solid company that will continue to care for the needs of NetEngine customers,” said Hans Schwarz, senior vice president and chief systems architect and former general manager of the network access product group for Polycom. “Polycom is focused on leading the market for interactive communications solutions and the network access product line was no longer a strategic fit for the company.”

“The NetEngine product line is a strategic fit for Verilink, enabling us to bring a broader range of Voice over Broadband (VoB) solutions to Verilink’s customers and reseller partners” said Leigh S. Belden, Verilink president and CEO. “The NetEngine IADs and Voice over broadband (VoB) products complement Verilink’s existing 2 m/b and below WANsuite® product line with no overlap. In addition to increasing the customer base and delivering a new revenue stream, the acquisition also opens previously untapped international markets for Verilink.”

About Polycom

Polycom, Inc. develops, manufactures and markets a full range of high-quality, easy-to-use and affordable voice and video communication endpoints, video management software, web collaboration software, multi-network gateways, and multi-point conferencing and network access solutions. Its fully integrated end-to-end solution, The Polycom Office, is supported by the Polycom Accelerated Communications Architecture, and enables business users to immediately realize the benefits of integrated video, voice data and web collaboration over rapidly growing converged networks. For additional information, call 1-800-POLYCOM (765-9266) or +1-408-526-9000, or visit the Polycom web site at www.polycom.com.

About Verilink Corporation

Since 1982, Verilink has provided voice and data access solutions at the network edge over T1/E1, DDS, T3, ISDN, and G.shdsl. Verilink offers a wide variety of TDM multiplexing, inverse multiplexing and cross connection solutions, as well as converged solutions for access to Frame Relay, ATM, and IP-based networks. The Company’s headquarters are located at 127 Jetplex Circle, Madison, AL 35758. To learn more about Verilink, visit the web site at www.verilink.com.

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Polycom and the Polycom logo are registered trademarks and The Polycom Office is a trademark of Polycom in the U.S. and various countries. Verilink, the Verilink logo and WANsuite are registered trademarks of Verilink Corporation. All other trademarks are the property of their respective owners.  ©2003, Polycom, Inc. All rights reserved.

This release contains forward-looking statements, including forward-looking statements regarding future events or the future performance of the Company. These statements are subject to many risks and uncertainties, including the potential fluctuations in results and future growth rates, the market acceptance of Polycom’s products, possible delays in the development, availability and shipment of new products, and risks associated with changes in general economic conditions. Further risks are detailed from time to time in Polycom’s SEC reports, including the Form 10-K for 2001, and subsequent Form 10-Q filings.